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                                                                    EXHIBIT 21.1

Subsidiaries of the Company.

Name of Subsidiary                           Jurisdiction of Incorporation

CIPCO Inc.                                   Illinois

Rondel's Inc.                                Washington

Rugby USA, Inc.                              Georgia

Rugby Building Products, Inc.                Delaware